Exhibit 99.1

Paysign, Inc. Announces Preliminary Full-Year 2019 Financial Highlights and Delay of Form 10-K Filing

HENDERSON, Nev.--(BUSINESS WIRE)-- Paysign, Inc. (NASDAQ: PAYS) (“Paysign”), a vertically integrated provider of innovative prepaid card programs, digital banking and processing services for corporate, consumer and government applications, announced today that it will be delayed in the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Paysign is filing a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission, which will provide Paysign with a 15 calendar-day extension beyond the March 16, 2020 deadline within which to file the annual report on Form 10-K. The filing extension will provide the necessary time to complete the financial audit.

For the full year 2019, total revenues are expected to be $34.7 million, an increase of 48% when compared to 2018. Net income attributable to Paysign on a GAAP basis is expected to be $7.5 million, an increase of 188% when compared to 2018, and Adjusted EBITDA is expected to be $10.1 Million, an increase of 106% when compared to 2018.

These are preliminary results and estimates based on current expectations and are subject to completion of the financial audit. Actual results may differ materially. Paysign expects to finalize its financial results and file its Annual Report on Form 10-K no later than the prescribed due date allowed pursuant to Rule 12b-25.

Separately, in the course of completing its assessment of internal controls over financial reporting for 2019 and the company’s initial year of compliance with Sarbanes-Oxley 404b, management identified material weaknesses related to (i) assessment of internal controls over financial reporting and (ii) information technology general controls.

With regard to the COVID-19 coronavirus, Paysign’s commitment to delivering exceptional, reliable solutions and maintaining exceptional service levels will not be affected. The safety and well-being of Paysign’s employees and partners is always Paysign’s top priority. Paysign has designed its processes, practices and infrastructure in place to provide uninterrupted business and support operations. While Paysign does not anticipate disruption to daily work practices, Paysign has and continues to implement practices necessary to provide the same level of quality and service expected from Paysign, while also ensuring the safety of its employees and partners.

About Paysign, Inc.

Paysign, Inc (NASDAQ: PAYS) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has managed millions of prepaid debit cards in its portfolio. Paysign conceptualizes, develops and manages payment solutions, prepaid card programs, and customized payment services. Paysign’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. Paysign’s customizable solutions offer significant cost savings while improving brand recognition and customer loyalty. For over 15 years healthcare companies, major pharmaceutical companies, multinationals, prestigious universities, and social media companies have relied on Paysign to provide state of the art prepaid payment programs tailored to their unique requirements. Paysign is a registered trademark of Paysign, Inc. in the United States and other countries. For more information visit us at paysign.com, or follow us on Facebook, Twitter, and LinkedIn.

1

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Paysign intends that such forward-looking statements be subject to the safe-harbor created thereby. All statements, other than statements of fact, included in this release, are forward-looking statements. Such forward-looking statements include, among others, Paysign’s expected total revenue, net income and Adjusted EBITDA for fiscal 2019 and Paysign’s belief that it will provide the same level of quality and service despite the COVID-19 coronavirus. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, changes in the laws, regulations, credit card association rules or other industry standards, failure by us or business partners to comply with applicable laws and regulations, changes in credit card association or other network rules or standards set by Visa and MasterCard, or changes in card association and debit network fees or products or interchange rate, dependency on the efficient and uninterrupted operation of computer network systems and data centers, and difficult conditions in the economy generally may materially adversely affect our business and results of operations . Except to the extent required by federal securities laws, Paysign undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures of net income that excludes the following cash and non-cash items – interest, taxes, stock-based compensation, amortization and depreciation. We believe these non-GAAP measures help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with Paysign’s financial statements prepared in accordance with GAAP. The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

2

PAYSIGN, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019 AND 2018

(Unaudited)

	For the year ended
	December 31, 2019
	2019	2018
Net income attributable to Paysign, Inc.	$7,454,319	$2,588,054
Income tax benefit	(909,976)	–
Interest	(441,116)	(139,738)
Depreciation and amortization	1,483,140	1,089,521
EBITDA	7,586,367	3,537,837
Stock-based compensation	2,528,613	1,366,944
Adjusted EBITDA	$10,114,980	$4,904,781

Contacts

Paysign, Inc.
Jim McCroy, 702-749-7269
Investor Relations
ir@paysign.com
http://www.paysign.com

Source: Paysign, Inc.

3